Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 ® Index (ticker “SPX”) Pricing date: May 12, 2022 Valuation date: May 12, 2025 Maturity date: May 15, 2025 Return amount: $1,000 × the underlying return × the upside participation rate Upside participation rate: 1 00.00 % Maximum return: At least 24.50%* Maximum loss: $100.00 per security (10.00% of the stated principal amount) Final buffer value: 8 0 % of the initial underlying value Buffer percentage: 2 0 % CUSIP / ISIN : 17330FTV3 / US17330FTV30 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage )], subject to the maximum loss at maturity If the final underlying value is less than the final buffer value, you will receive less than the stated principal amount of your securities at maturity . You may lose up to the maximum loss at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated May 3, 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Buffered Market - Linked Securities Linked to SPX Hypothetical Payment at Maturity** Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity 120.00% 24.50% $1,245.00 50.00% 24.50% $1,245.00 25.00% 24.50% $1,245.00 24.50% 24.50% $1,245.00 15.00% 15.00% $1,150.00 5.00% 1 0 .00% $1,100.00 0.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 - 20.00% 0.00% $1,000.00 - 20.01% - 0.01% $999.90 - 25.00% - 5.00% $950.00 - 30.00% - 10.00% $900.00 - 70.00% - 10.00% $900.00 - 100.00% - 10.00% $900.00 * The actual maximum return will be determined on the pricing date. ** The hypothetical s assume that the maximum return at maturity will be set at the lowest value indicated in this offering summary.

Selected Risk Considerations • You may not receive any return on your investment in the securities and may lose up to the maximum loss at maturity. If the underlying depreciates from the initial underlying value to the final underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage, subject to the maximum loss at maturity. • Although the securities limit your loss to the maximum loss at maturity, you may nevertheless suffer additional losses on your investment in real value terms if the underlying declines or does not appreciate sufficiently from the initial underlying value to the final underlying value. • The securities do not pay interest. • Your potential return on the securities is limited to the maximum return at maturity. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.